Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-1 No. 333-179282) of Delphi Automotive PLC,

(2)	Registration Statement (Form S-8 No. 333-179446) pertaining to the Delphi Automotive PLC Long Term Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-179448) pertaining to the First Amended and Restated Delphi Automotive LLP 2010 Management Value Creation Plan of Delphi Automotive PLC, and

(4)	Registration Statement (Form S-3 No. 333-185558) of Delphi Automotive PLC;

of our reports dated February 11, 2013, with respect to the consolidated financial statements and schedule of Delphi Automotive PLC and the effectiveness of internal control over financial reporting of Delphi Automotive PLC included in this Annual Report (Form 10-K) of Delphi Automotive PLC for the year ended December 31, 2012.
/s/ Ernst & Young LLP
Detroit, Michigan
February 11, 2013